EXHIBIT 99.1

Contact at 214-432-2000
Michael R. Haack
President and CEO
D. Craig Kesler
Executive Vice President & CFO
Alex Haddock
Senior Vice President

News For Immediate Release

EAGLE MATERIALS ANNOUNCES PLANS TO MODERNIZE AND EXPAND

ITS GYPSUM WALLBOARD PLANT IN OKLAHOMA

$330 million growth investment will increase capacity by 25%, reduce operating costs by nearly 20% and capitalize on nearby natural gypsum reserves

DALLAS, TX (May 16, 2025) Eagle Materials Inc. (NYSE: EXP) announced today that its subsidiary company, American Gypsum Company, plans to expand and modernize its Duke, Oklahoma gypsum wallboard plant, which serves customers throughout the South and Sunbelt and is strategically located near decades of low-cost natural gypsum reserves. The project will expand American Gypsum’s ability to serve customers in high-growth markets and enhance its low-cost producer position in the wallboard industry.

Upon completion, the project will increase the plant’s annual wallboard manufacturing capacity by 300 million square feet, or 25%, to approximately 1.5 billion square feet, and will enable, with moderate additional investment in the future, a further 500 million square feet of capacity expansion, for a total of 2.0 billion square feet of manufacturing capacity. The facility will be upgraded with state-of-the-art technology that will increase operating efficiencies, simplify maintenance programs, and reduce natural gas usage, resulting in manufacturing cost savings of almost 20%.

The total project investment is estimated to be $330 million. Planning for the project has been completed, all regulatory approvals have been received, and construction is expected to begin immediately, with startup scheduled for the second half of calendar year 2027.

American Gypsum, a wholly-owned subsidiary of Eagle Materials Inc., presently operates five gypsum wallboard plants and is the nation’s 5th largest producer of gypsum wallboard.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads, highways and residential, commercial and industrial structures across America. Headquartered in Dallas, Texas, Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states. Visit eaglematerials.com for more information.

For additional information, contact at 214-432-2000:

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

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